Exhibit 99.1

Adjusted EBITDA

Adjusted EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity. Adjusted EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations, capital investments and certain non-recurring, infrequent or unusual items.

	13 Weeks Ended
	January 28, 2017	January 30, 2016
	(dollars in thousands)
Net income	$90,188	$128,993
Provision for income taxes	52,832	76,223
Interest expense	1,843	1,462
Depreciation and amortization	84,703	56,911
EBITDA	$229,566	$263,589
Add: Inventory write-down	46,379	—
Add: Store closing charge	9,434	—
Add: TSA and Golfsmith integration costs	6,011	—
Adjusted EBITDA, as defined	$291,390	$263,589

% increase in adjusted EBITDA	11%

	52 Weeks Ended
	January 28, 2017	January 30, 2016
	(dollars in thousands)
Net income	$287,396	$330,391
Provision for income taxes	171,026	200,484
Interest expense	5,856	4,012
Depreciation and amortization	233,834	193,594
EBITDA	$698,112	$728,481
Add: Inventory write-down	46,379	—
Add: Store closing charge	9,434	—
Add: TSA and Golfsmith integration costs	13,647	—
Add: Litigation settlement charge	—	7,884
Adjusted EBITDA, as defined	$767,572	$736,365

% increase in adjusted EBITDA	4%